As filed with the Securities and Exchange Commission on January 8, 2010
Registration No. 333-163620
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERTURE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands	6311	98-0576724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Maples Corporate Services Limited
Ugland House, Grand Cayman   KY1-1104, Cayman Islands
(646) 736-1376
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
1133 Avenue of the Americas
Suite 3100
New York, New York 10036-6710
Telephone: (212) 299-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Kathleen L. Cerveny, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017 (212) 370-1300 (212) 370-7889 — Facsimile	John F. W. Hunt
Chief Executive Officer
Overture Acquisition Corp.
c/o Maples Corporate Services
Limited
PO Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands
(646) 736-1376
(646) 224-8971 — Facsimile	Ira J. Schacter, Esq. Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 (212) 504-6000 (212) 504-6666 — Facsimile

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Master Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Security	Offering Price	Fee(2)
Ordinary Shares, par value $0.0001 per share	19,380,000	$9.96(3)	$193,024,800	$10,770.79
Warrants exercisable for one Ordinary Share par value $0.0001 per share	19,380,000	$0.22(4)	$4,263,600	$237.91
Total		—	$197,288,400	$11,008.70 (5)

(1)	In accordance with Rule 416, Ordinary Shares offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution pursuant to stock splits, stock dividends or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.

(3)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the Ordinary Shares, par value $0.0001 per share, of Overture Acquisition Corp. on the NYSE Amex on December 8, 2009.

(4)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the of the warrants exercisable for Ordinary Shares, par value $0.0001 per share, of Overture Acquisition Corp. on the NYSE Amex on December 4, 2009.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Amendment No. 3 to the Registration Statement on Form S-4 of Overture Acquisition Corp. is being filed for the sole purpose of filing Exhibits 5.1, 5.2, 99.3 and 99.4.

Part II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law permits a company’s amended and restated memorandum and articles of association to provide for indemnification of officers and directors, save to the extent the liability arises from their own actual fraud or willful default. Our memorandum and articles of association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our amended and restated memorandum and articles of association provides:

“Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or willful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or willful default of such Director, agent or officer.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of January, 2010.

Overture Acquisition Corp.

By:	*
John F. W. Hunt
Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

* John F. W. Hunt		Chairman of the Board, Chief Executive Officer (Principal executive officer) and Secretary	January 8, 2010

/s/ Marc J. Blazer Marc J. Blazer		President and Treasurer (Principal financial and accounting officer) and Director	January 8, 2010

* Lawton W. Fitt		Director	January 8, 2010

* Andrew H. Lufkin		Director	January 8, 2010

* Paul S. Pressler		Director	January 8, 2010

*By	/s/ Marc J. Blazer Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Master Agreement dated December 10, 2009 by and among the Registrant, Overture Re Holdings Ltd., Jefferson National Financial Corp., Jefferson National Life Insurance Company, JNL Bermuda LLC, JNF Asset Management LLC and the Founders of the Company*+
2.2	Form of Amendment to Underwriting Agreement by and between J.P. Morgan Securities Inc.**
3.1	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 11, 2008)
3.2	Form of Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on January 18, 2008)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
4.4	Warrant Agreement between American Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
4.5	Form of Amendment No. 1 to Warrant Agreement*
4.6	Revised Specimen Warrant Certificate**
5.1	Opinion of Maples and Calder***
5.2	Opinion of Ellenoff Grossman & Schole LLP***
10.1	Promissory Note issued by the Registrant to John F. W. Hunt on October 1, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 11, 2008)
10.2	Promissory Note issued by the Registrant to Marc J. Blazer on October 1, 2007 (incorporated by reference to Exhibit 10.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on December 3, 2007)
10.3	Share Purchase Agreement, dated October 1, 2007, between the Registrant, Marc J. Blazer and John F. W. Hunt (incorporated by reference to Exhibit 10.3 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on December 3, 2007)
10.4	Insider Letter Agreement for Marc Blazer (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.5	Insider Letter Agreement for Blazer Investments (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.6	Insider Letter Agreement for Marc J. Blazer (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.7	Insider Letter Agreement for John F. W. Hunt (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.8	Insider Letter Agreement for Lawton Fitt (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.9	Insider Letter Agreement for Andrew Lufkin (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.10	Insider Letter Agreement for Paul Pressler (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.11	Insider Letter Agreement for Domenico De Sole (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.12	Insider Letter Agreement for Mark Booth (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.13	Investment Management Trust Agreement (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.14	Escrow Agreement (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)

Exhibit
No.	Description

10.15	Registration Rights Agreement (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.17	Right of First Review Letter Agreement (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
10.18	Securities Purchase Agreement dated as of December 9, 2009, by and among the Registrant and Jefferson National Life Insurance Company., a Texas insurance company (included in Exhibit 2.1)
10.19	Form of Reinsurance Option And Contribution Agreement by and between Jefferson National Life Insurance Company, a Texas insurance company and JNL Bermuda LLC, a Delaware limited liability company (included in Exhibit 2.1)
10.20	Form of Quota Share Reinsurance Agreement by and between Jefferson National Life Insurance Company, a Texas insurance company, and Overture Re Ltd., a Bermuda exempt company licensed in Bermuda to operate as a reinsurer (included in Exhibit 2.1)
10.21	Form of Investment Management Agreement by and between JNL Bermuda LLC and JNF Asset Management, LLC (included in Exhibit 2.1)
10.22	Form of Agreement and Plan of Amalgamation by and between Overture Re Ltd., a Bermuda exempt company, and JNL Bermuda LLC., a Delaware limited liability company (included in Exhibit 2.1)
10.23	Form of Warrant Purchase Agreement by and among Jefferson National Financial Corp., a Delaware corporation, and the purchasers listed in Schedule A thereto (included in Exhibit 2.1)
10.24	Form of 2010 Equity Incentive Plan*
10.25	Form of Registration Rights Agreement by and among the Registrant and Jefferson National Life Insurance Co., a Texas insurance company (included in Exhibit 2.1)
10.26	Form of Amended and Restated Registration Rights Agreement by and among the Registrant and the parties listed on the signature page thereto (included in Exhibit 2.1)
10.27	Form of Shareholders Agreement among the Registrant, Jefferson National Life Insurance Company and the persons listed on the schedule thereto (included in Exhibit 2.1)
10.28	Form of Sponsors’ Agreement by and among the Registrant and the sponsors listed in Schedule A thereto (included in Exhibit 2.1)
10.29	Financial advisory agreement by and between the Company and JPMorgan dated December 11, 2009**
10.30	Financial advisory agreement by and between the Company and Credit Suisse dated November 30, 2009.**
10.31	Form of Amendment No. 1 to the Escrow Agreement dated January 30, 2008 by and among Overture Acquisition Corp., John F.W. Hunt, Marc J. Blazer, Blazer Investments, LLC, Marc Blazer 2007 GRAT, Mark Booth, Domenico De Sole, Lawton J. Fitt, Paul S. Pressler, Andrew H. Lufkin and American Stock Transfer & Trust Company.**
14	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registrant’s Annual Report on Form 10-K filed on April 28, 2008)
21	List of Subsidiaries**
23.1	Consent of Marcum LLP** (formerly Marcum & Kliegman LLP)
23.2	Consent of BDO Seidman LLP**
23.3	Consent of BDO Seidman LLP**
23.4	Consent of Maples and Calder (included in Exhibit 5.1)
23.5	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)
24	Power of Attorney (included on signature page of this Registration Statement)**
99.1	Opinion of Houlihan Smith & Co., Inc.*
99.2	Consent of Houlihan Smith & Co., Inc.**
99.3	Form of Warrantholder Proxy Card***
99.4	Form of Shareholder Proxy Card***
99.5	Consent of John F.W. Hunt as board nominee**
99.6	Consent of Marc J. Blazer as board nominee**
99.7	Consent of David Smilow as board nominee**
99.8	Consent of Mitchell H. Caplan as board nominee**
99.9	Consent of Antoine Schwartz as board nominee**

Exhibit
No.	Description

99.10	Consent of Andrew Lufkin as board nominee**
99.11	Consent of Dean C. Kehler as board nominee**

*	Attached as an Annex to the proxy statement of the Registrant and prospectus for the warrants and Ordinary Shares of the Registrant.

**	Previously filed.

***	Filed herewith

+	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.